Lisa Pendergast Appointed as Director
of New York Mortgage Trust, Inc.

NEW YORK, NY - March 15, 2018 (GLOBE NEWSWIRE) - New York Mortgage Trust, Inc. (the “Company”) (NASDAQ: NYMT) announced today that its Board of Directors has appointed Lisa A. Pendergast as Director of the Company, effective immediately.

Ms. Pendergast is the Executive Director of Commercial Real Estate Finance Council, a trade organization with over 305 member companies and over 9,000 individual members that covers the commercial and multi-family real estate finance markets, a position she has held since September 2016. Ms. Pendergast has previously served as Managing Director of the Commercial Mortgage-Backed Securities Strategy and Risk division of Jefferies LLC from 2009 to June 2016. Prior to joining Jefferies LLC, Ms. Pendergast served as a Managing Director of RBS Greenwich Capital and Prudential Securities.

Commenting on today’s announcement, Steven R. Mumma, the Chairman of the Company’s Board of Directors and Chief Executive Officer, stated, “We are excited to welcome Lisa to the Board. Lisa has more than 30 years of relevant experience in the commercial and residential real estate markets, which will be of great benefit to the Company and Board.” Alan L. Hainey, lead independent director, added, "We are excited about the addition of Lisa to the Board. She brings significant expertise in credit and structured finance and an additional independent voice to the Board."

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust for federal income tax purposes ("REIT"). NYMT is an internally managed REIT in the business of acquiring, investing in, financing and managing mortgage-related and residential housing-related assets and targets multi-family CMBS, direct financing to owners of multi-family properties through preferred equity and mezzanine loan investments, residential mortgage loans, including second mortgages and loans sourced from distressed markets, non-Agency RMBS, Agency RMBS and other mortgage-related and residential housing-related investments. Headlands Asset Management, LLC provides investment management services to the Company with respect to its distressed residential loans.

For Further Information

AT THE COMPANY
Emily Stiller
Controller
Phone: 980-224-4186
Email: estiller@nymtrust.com